UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2005

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

The information contained in Item 5.02 of this Current Report on Form 8-K is incorporated herein.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Michael J. Berry

On July 26, 2005, Michael J. Berry was appointed Executive Vice President of Finance and Accounting and Chief Financial Officer (“EVP and CFO”) of i2 Technologies, Inc. (the “Company”) by the Company’s Board of Directors (the “Board”), effective August 22, 2005 (the “Hire Date”). Mr. Berry is 42 years old.

Mr. Berry entered into an Employment Agreement (the “Employment Agreement”), dated as of July 26, 2005, with the Company to serve as EVP and CFO for an initial term beginning on August 22, 2005 and expiring August 22, 2008 (the “Initial Term”), at which time the employment relationship becomes at will, unless otherwise agreed by the Company and Mr. Berry in writing. The Employment Agreement provides that the Company will pay Mr. Berry a salary equivalent to $325,000 per annum. Mr. Berry will also be entitled, during the Initial Term, to an incentive payment of up to 50% of his Base Salary. Under the terms of the Employment Agreement, the Company will pay relocation benefits for Mr. Berry’s relocation to Dallas, Texas within twelve (12) months of the Hire Date.

Pursuant to the terms of the Employment Agreement and subject to the approval of the compensation committee of the Board, on the Hire Date Mr. Berry will be granted: (i) 15,000 shares of the Company’s common stock, par value $0.00025 (the “Common Stock”), in the form of Share Rights Awards vesting either: (a) in three (3) substantially equal installments upon the initial three anniversaries of the Hire Date, or (b) in full of all unvested Share Rights Awards upon Mr. Berry’s termination of employment without cause during the Initial Term; and (ii) an option to purchase 75,000 shares (the “Option Shares”) of Common Stock at an exercise price equal to the fair market value of the Common Stock on the Hire Date, vesting and exercisable immediately with respect to 1% of the Option Shares, one year from the Hire Date with respect to 24% of the Option Shares, and in thirty-six (36) equal monthly installments thereafter with respect to the remaining Option Shares (provided Mr. Berry is still employed by the Company as EVP and CFO on the installment vesting dates). Both of these grants will be made under the Company’s 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”).

Mr. Berry will join the Company after having served since April 2005 as Senior Vice President of Solutions Management, Development and Operations of The Reynolds and Reynolds Company, Inc. (“Reynolds and Reynolds”), a provider of software and services to the retail automotive industry. He joined Reynolds and Reynolds in November 2003 as Senior Vice President of Services. From 2001 until November 2003, Mr. Berry served as Executive Vice President/General Manager of Retail and Customer Support of Comdata Corporation, a provider of payment cards and related services to the transportation and retail industries. From 1993 until 2001, he held a number of positions, including Vice President/General Manager, Americas, at Travelers Express Co., Inc. (now MoneyGram International), a provider of payment services to the retail industry.

A copy of the Employment Agreement is attached as Exhibit 10.1. A copy of the Company’s press release dated July 28, 2005 announcing the appointment of Mr. Berry is attached to this report as Exhibit 99.1.

Randy Eisenman

On July 26, 2005, the Board appointed Randy Eisenman as a director of the Company.

Pursuant to Section 6(b) of that certain Certificate of Designations of the Company’s 2.5% Series B Convertible Common Stock (the “Series B Preferred Stock”), the holders of the Series B Preferred Stock have the right to elect two directors (the “Series B Directors”) to serve on the Board until such Series B Directors’ successors are duly elected by the holders of the Series B Preferred Stock or such Series B Directors are removed from office by the holders of the Series B Preferred Stock. As previously disclosed, on June 29, 2005, R² Investments, LDC (the “Investor”), the holder of all of our outstanding Series B Preferred Stock, nominated Mr. Eisenman to replace Pranav V. Parikh as a Series B Director following the resignation of Mr. Parikh from the Board on June 29, 2005. The Investor’s other Series B Director is Michael S. Diament.

Mr. Eisenman is President and Chief Executive Officer of Handango, Inc., which he founded in 1999 along with Q Investments, an affiliate of the Investor. Mr. Eisenman also serves as a partner of the Investor.

ITEM 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Employment Agreement, dated as of July 26, 2005, between the Company and Michael J. Berry

99.1	Press release dated July 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

By:	/s/ Robert C. Donohoo
Robert C. Donohoo
Senior Vice President and General Counsel

Dated: July 29, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Employment Agreement, dated as of July 26, 2005, between the Company and Michael J. Berry

99.1	Press Release dated July 28, 2005